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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                             Martin Color-Fi, Inc.
                        --------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
                        --------------------------------
                         (Title of Class of Securities)


                                   573183100
                        --------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

"The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP NO. 573183100                  13G
-------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          UVEST Financial Services Group, Inc.
          d/b/a SunBelt Capital Management  ID# 56-1210987

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)   [  ]
          (b)   [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          North Carolina Corporation
          128 S. Tryon Street, Suite 1340, Charlotte, NC  28202

--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER.

                           368,000

                 ---------------------------------------------------------------
                 6.   SHARED VOTING POWER
 NUMBER OF
  SHARES                   None
BENEFICIALLY
   OWNED         ---------------------------------------------------------------
  BY EACH        7.   SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                395,700

                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER

                           None

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          395,700

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          5.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              GENERAL INSTRUCTIONS

Item 1.

     (a)  Name of Issuer

          Martin Color-Fi, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          306 Main Street
          Edgefield, SC  29824

Item 2.

     (a)  Name of Person Filing

          UVEST Financial Services, Inc., d/b/a SunBelt Capital Management

     (b)  Address of Principal Business Office or, if none, Residence

          128 S. Tryon Street, Suite 1340, Charlotte, NC  28202

     (c)  Citizenship

          UVEST Financial Services, Inc., d/b/a SunBelt Capital Management North Carolina Corporation

     (d)  Title of Class of Securities

          Common Stock, No Par Value

     (e)  CUSIP Number

          573183100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [  ] Broker or Dealer registered under Section 15 of the Act

     (b)  [  ] Bank as defined in section 3(a)(6) of the Act

     (c)  [  ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [  ] Group, in accordance with ss.240.13d- 1(b)(1)(ii)(H)

Item 4.   Ownership.

     (a)  Amount Beneficially Owned

          395,700

     (b)  Percent of Class

          5.9%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

               368,000

          (ii) shared power to vote or to direct the vote

               0

          (iii) sole power to dispose or to direct the disposition of

               395,700

          (iv) shared power to dispose or to direct the disposition of

               0

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution of Group.

          N/A

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 6, 1998
                                        ----------------------------------------
                                                          Date

                                                /s/ John H. Robison, Jr.
                                        ----------------------------------------
                                                        Signature

                                                  John H. Robison, Jr.
                                                Chief Executive Officer
                                             UVEST Financial Services, Inc.
                                            d/b/a SunBelt Capital Management
                                        ----------------------------------------
                                                       Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representatives authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)